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                            ARTICLES OF INCORPORATION

                                       OF

                              Techrollup.com, Inc.

          The undersigned being an individual, does hereby act as incorporator for the purposes of organizing a corporation for profit pursuant to the provisions of the Florida Business Corporations Act, and therefore, adopts the following Articles of Incorporation for such corporation.

                                    ARTICLE I
                                    ---------
                                      NAME

          The corporate name for the corporation (hereinafter the "corporation") is:

                              Techrollup.com, Inc.

                                   ARTICLE II
                                   ----------

                             EXISTENCE AND DURATION

          The period of duration of this corporation is perpetual.


                                   ARTICLE III
                                   -----------

                               PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporation may be incorporated pursuant to the Florida Business Corporation Act. In furtherance of such lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now and hereafter exercisable by corporations organized under the laws of the State of Florida. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any its corporate purposes.

                                   ARTICLE IV
                                   ----------
                                 CAPITALIZATION

The aggregate number of shares of common stock which this corporation shall have authority to issue is fifty million (50,000,000) shares at par value of one tenth of one cent ($.001) per share.

The common stock of the corporation, when issued and then outstanding shall be entitled to vote one hundred (100) percent of the stockholder voting rights. Each holder of common stock shall be entitled to one (1) vote for each share of common stock held.

The Board of Directors has the authority, without and vote or action by the stock holders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights dividend rate, conversion rights, terms of redemption, including sinking fund provisions, redemptions price or prices, liquidation preferences and number of Shares constituting any series.

The shall be no cumulative voting by shareholders. The shareholders shall have no preemptive rights to acquire any shares of the corporation. The common stock of the corporation after the


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amount of the subscription price has been paid and shall not be subject to assessment to pay the debts of the corporation.

                                   ARTICLE V
                                   ---------
                            INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office in the State of Florida is 10888 Avenida Santa Ana Boca Raton, Florida 33498 and the name of its initial registered agent at said registered office is Douglas E. Greer. The written acceptance of the said initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

                                   ARTICLE VI
                                   ----------
                                PRINCIPAL OFFICE

The address of the Principal office of the corporation is 10888 Avenida Santa Ana Boca Raton, Florida 33498. The corporation may maintain offices, agencies and places of business in any other state in the United States and in foreign countries without restrictions as to place, as the Board of Directors may from time to time determine or the business of the corporation may require.

                                  ARTICLE VII
                                  -----------
                           INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial Board of Directors of this corporation is one (1) and the number of directors of this corporation shall not be less than one (1). The name and address of the person who is to serve as director until the first annual meeting of shareholders, or until his successor is elected and qualified is:

     Douglas E. Greer                   10888 Avenida Santa Ana
                                        Boca Raton Florida 33498

                                  ARTICLE VIII
                                  ------------
                                INDEMNIFICATION

The corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee, or agent and shall inure to the benefit of the heirs, executor and administrators of such a person.

                                   ARTICLE X
                                   ----------
                                  INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation is Douglas E. Greer 10888 Avenida Santa Ana Boca Raton, Florida 33498.

Dated this 8th Day of November, 1999


                                        /s/ Douglas E. Greer
                                        ----------------------------------
                                            Douglas E. Greer, Incorporator

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City of Boca Raton
Country of Palm Beach
State of Florida

            WRITTEN CONSENT OF INCORPORATOR TO ORGANIZATIONAL ACTION

                                       OF

                              Techrollup.com, Inc.

         Under Section 607.0205 of the Florida Business Corporation Act

                                 --------------

The following action is taken this day through this instrument by the incorporator of the above named corporation. The election of the following person to serve as the initial director of corporation until the first shareholders' meeting or until such other time at which directors are elected:

                         Douglas E. Greer, Incorporator

Signed on November 8, 1999

Having been named it Registered Agent and to accept service of process for the above named corporation at the place designated in these Articles of Incorporation, hereby accept the appointment as Registered Agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.


                                                      Techrollup.com, Inc.

                                                      By: /s/ Douglas E. Greer
                                                        ----------------------
                                                          Douglas E. Greer
                                                          For The Firm

                                                          Date: November 8, 1999